Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
December 20, 2013

Contact:
Investor Relations - (301) 951-5917

American Capital Announces John Koskinen is Leaving Board to Become IRS Commissioner

Bethesda, MD - December 20, 2013 - American Capital, Ltd. (Nasdaq: ACAS) (“American Capital”) announced today that John Koskinen, a member of its Board of Directors, has resigned. Earlier today, the U.S. Senate confirmed Mr. Koskinen as the new Commissioner of the Internal Revenue Service.

“John has made extraordinary contributions to American Capital and we will very much miss his wise guidance and counsel,” said Malon Wilkus, Chairman and Chief Executive Officer of American Capital. “With his long history of public service and successes in the private sector, he will be bringing great experience and abilities to the challenging job of IRS Commissioner. We wish him the best.”

Mr. Koskinen joined the American Capital Board in 2007 and has been a member of the Board’s Audit Committee. From 2008 to 2012, Mr. Koskinen served as the Non-Executive Chairman of Freddie Mac and also served as that company’s interim CEO during 2009. He has also been a member of the Board of Directors of AES Corp. He is the former Chairman of the Board of Trustees of Duke University, chief executive of The Palmieri Company and President of the United States Soccer Foundation. Mr. Koskinen has also served on the White House staff and in the District of Columbia government.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $20 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $117 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) with approximately $10 billion of net book value and American Capital Mortgage Investment Corp. (Nasdaq: MTGE) with approximately $1 billion of net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.